November 2025
Pricing Supplement
Dated November 28, 2025
Registration Statement No. 333-283969
Filed pursuant to Rule 424(b)(2)
(To Prospectus dated February 26, 2025
Underlier Supplement dated February 26, 2025
and Product Supplement MLN-EI-1 dated February 26, 2025)

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028
Buffered Performance Leveraged Upside SecuritiesSM
Principal at Risk Securities
The Buffered PLUS will pay no interest and provide a minimum payment at maturity of only 10% of the stated principal amount. At maturity, if the final index value of the underlying index is greater than the initial index value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index, subject to the maximum payment at maturity. If the final index value is less than or equal to the initial index value, but not by more than the buffer amount of 10%, investors will receive the stated principal amount at maturity. However, if the final index value is less than the initial index value by more than the buffer amount, investors will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and could lose up to 90% of the stated principal amount. Accordingly, the Buffered PLUS do not guarantee the full return of principal at maturity and you could lose up to 90% of your investment in the Buffered PLUS. The Buffered PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the leverage and buffer features that each apply to a limited range of performance of the underlying index. The Buffered PLUS are senior unsecured debt securities issued by The Toronto-Dominion Bank (“TD” or “we”). The Buffered PLUS are notes issued as part of TD’s Senior Debt Securities, Series H.
All payments on the Buffered PLUS are subject to the credit risk of TD. If TD were to default on its payment obligations, you may not receive any amounts owed to you under the Buffered PLUS and you could lose your entire investment in the Buffered PLUS. These Buffered PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series H
Underlying index:	S&P 500® Index (Bloomberg Ticker: “SPX”)
Aggregate principal amount:	$12,258,000
Stated principal amount:	$1,000.00 per Buffered PLUS
Issue price:	$1,000.00 per Buffered PLUS (see “Commissions and issue price” below)
Minimum investment:	$1,000.00 (1 Buffered PLUS)
Coupon:	None
Pricing date:	November 28, 2025
Original issue date:
December 4, 2025 (4 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Buffered PLUS in the secondary market on any date prior to one business day before delivery of the Buffered PLUS will be required, by virtue of the fact that the Buffered PLUS initially will settle in four business days (T+4), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Valuation date:	May 31, 2028, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Maturity date:	June 5, 2028, subject to postponement in the event of a market disruption event, as described in the accompanying product supplement
Payment at maturity per Buffered PLUS:
■        If the final index value is greater than the initial index value:
$1,000.00 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
■        If the final index value is less than or equal to the initial index value, but not by more than the buffer amount:
$1,000.00
■        If the final index value is less than the initial index value by more than the buffer amount
$1,000.00 + [$1,000.00 × (underlying return + buffer amount)]
If the final index value is less than the initial index value by more than the buffer amount, you will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and could lose up to 90% of your investment in the Buffered PLUS.

Underlying return:	(final index value − initial index value) / initial index value
Buffer amount:	10%
Leverage factor:	200%
Leveraged upside payment:	$1,000.00 × leverage factor × underlying return
Maximum gain:	21.20%
Maximum payment at maturity:	$1,212.00 per Buffered PLUS (121.20% of the stated principal amount)
Initial index value:
6,849.09, which is the index closing value of the underlying index on the pricing date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Level of, or Change in Law Event Affecting, the Reference Asset; Modification to Method of Calculation”, as described in the accompanying product supplement.

Final index value:
The index closing value of the underlying index on the valuation date, as determined by the calculation agent and as may be adjusted as described under “General Terms of the Notes — Unavailability of the Level of, or Change in Law Event Affecting, the Reference Asset; Modification to Method of Calculation”, as described in the accompanying product supplement.

CUSIP/ISIN:	89115L4G0 / US89115L4G06
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation agent:	TD
Agent:
TD Securities (USA) LLC (“TDS”), an affiliate of TD. See “Additional Information About the Buffered PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).”

Estimated value on the pricing date:
The estimated value of your Buffered PLUS at the time the terms of your Buffered PLUS were set on the pricing date was $961.80 per Buffered PLUS, as discussed further under “Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page 8 and “Additional Information About the Buffered PLUS — Additional information regarding the estimated value of the Buffered PLUS” herein. The estimated value is less than the public offering price of the Buffered PLUS.

Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per Buffered PLUS:	$1,000.00	$25.00(a) + $5.00(b) $30.00	$970.00
Total:	$12,258,000.00	$367,740.00	$11,890,260.00
(1)
TDS has agreed to purchase the Buffered PLUS from TD at the price to public less a fee of $30.00 per Buffered PLUS. TDS has agreed to resell all of the Buffered PLUS to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:

(a)	a fixed sales commission of $25.00 per $1,000.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells and
(b)	a fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Additional Information About the Buffered PLUS — Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)” herein.
The Buffered PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Buffered PLUS or determined that this pricing supplement, the product supplement, the underlier supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The Buffered PLUS are unsecured and are not savings accounts or insured deposits of a bank. The Buffered PLUS are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Buffered PLUS will not be listed or displayed on any securities exchange or electronic communications network.
We will deliver the Buffered PLUS in book-entry only form through the facilities of The Depository Trust Company on the original issue date against payment in immediately available funds.

Product supplement dated February 26, 2025	Underlier supplement dated February 26, 2025	Prospectus dated February 26, 2025

$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About TD and the Buffered PLUS
You should read this pricing supplement together with the prospectus dated February 26, 2025, as supplemented by the product supplement MLN-EI-1 dated February 26, 2025 and the underlier supplement dated February 26, 2025, relating to our Senior Debt Securities, Series H, of which these Buffered PLUS are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; third, the underlier supplement; and last, the accompanying prospectus. The Buffered PLUS vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Buffered PLUS and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and in “Risk Factors” in the prospectus, as the Buffered PLUS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Buffered PLUS. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
■	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
■	Underlier Supplement dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006121/ef20044458_424b3.htm
■	Product Supplement MLN-EI-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006123/ef20044459_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, “TD,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
TD reserves the right to change the terms of, or reject any offer to purchase, the Buffered PLUS prior to their issuance. In the event of any changes to the terms of the Buffered PLUS, TD will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case TD may reject your offer to purchase.

November 2025	Page 2

$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investment Overview
Buffered Performance Leveraged Upside Securities
Principal at Risk Securities
The Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 can be used:
■
As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity; however, by investing in the Buffered PLUS, you will not be entitled to receive any dividends paid with respect to the stocks comprising the underlying index (the “index constituent stocks”) or any interest payments, and your return will not exceed the maximum payment at maturity. You should carefully consider whether an investment that does not provide for any dividends, interest payments or exposure to the positive performance of the underlying index beyond a value that, when multiplied by the leverage factor, exceeds the maximum gain is appropriate for you.

■	To enhance returns and potentially outperform the underlying index in a moderately bullish scenario.
■
To achieve similar levels of upside exposure to the underlying index as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

■	To obtain a buffer against a specified percentage of negative performance of the value of the underlying index.

Maturity:	Approximately 30 months
Buffer Amount	10%
Leverage factor:	200% (applicable only if the final index value is greater than the initial index value)
Maximum payment at maturity:	$1,212.00 per Buffered PLUS (121.20% of the stated principal amount)
Maximum gain:	21.20%
Coupon:	None
Minimum payment at maturity:	$100.00 (10% of the stated principal amount).
Listing:	The Buffered PLUS will not be listed or displayed on any securities exchange or any electronic communications network.
Key Investment Rationale
Investors can use the Buffered PLUS to leverage returns by 200%, up to the maximum gain, and obtain contingent protection against a loss of the stated principal amount in the event that final index value is equal to or less than the initial index value, but not by more than the buffer amount. At maturity, investors will receive an amount in cash based upon the underlying return. If the final index value is greater than the initial index value, investors will receive the stated principal amount of their investment plus the leveraged upside performance of the underlying index, subject to the maximum payment at maturity. If the final index value is less than or equal to the initial index value, but not by more than the buffer amount of 10%, investors will receive the stated principal amount at maturity. However, if the final index value is less than the initial index value by more than the buffer amount, investors will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount. Investors may lose up to 90% of their investment in the Buffered PLUS. All payments on the Buffered PLUS are subject to the credit risk of TD. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Buffered PLUS.
Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks and the Buffered PLUS do not pay periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you.
Leveraged Performance up to a Cap
The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index or the index constituent stocks, within a certain range of positive performance.

Upside Scenario
If the final index value is greater than the initial index value, at maturity you will receive the stated principal amount of $1,000.00 plus the leveraged upside payment, subject to the maximum payment at maturity of $1,212.00 per Buffered PLUS (121.20% of the stated principal amount).

Par Scenario	If the final index value is less than or equal to the initial index value, but not by more than the buffer amount, at maturity you will receive the stated principal amount.

Downside Scenario
If the final index value is less than the initial index value by more than the buffer amount, at maturity you will receive less than the stated principal amount and you will lose 1% for every 1% that the final index value has fallen below the initial index value in excess of the buffer amount. For example, if the underlying return is -40%, each Buffered PLUS will redeem for $700.00, or 70% of the stated principal amount. The minimum payment at maturity on the Buffered PLUS is 10% of the stated principal amount and you could lose up to 90% of your investment in the Buffered PLUS.

November 2025	Page 3

$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Investor Suitability
The Buffered PLUS may be suitable for you if:
■	You fully understand and are willing to accept the risks of an investment in the Buffered PLUS, including the risk that you may lose up to 90% of your investment in the Buffered PLUS
■
You can tolerate a loss of a substantial portion of your investment and are willing to make an investment that has similar downside market risk as that of a direct investment in the underlying index or the index constituent stocks

■
You believe that the final index value will be greater than the initial index value and you understand and accept that any positive return that you earn on the Buffered PLUS will not exceed the maximum gain

■	You can tolerate fluctuations in the market prices of the Buffered PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index
■	You do not seek current income from your investment and are willing to forgo any dividends paid on any index constituent stocks
■	You are willing and able to hold the Buffered PLUS to maturity, a term of approximately 30 months, and accept that there may be little or no secondary market for the Buffered PLUS
■	You understand and are willing to accept the risks associated with the underlying index
■
You are willing to assume the credit risk of TD for all payments under the Buffered PLUS, and you understand that if TD defaults on its obligations you may not receive any amounts due to you including any repayment of principal

The Buffered PLUS may not be suitable for you if:
■	You do not fully understand or are unwilling to accept the risks of an investment in the Buffered PLUS, including the risk that you may lose up to 90% of your investment
■	You require an investment that provides full protection against loss of principal
■	You are not willing to make an investment that has similar downside market risk as that of a direct investment in the underlying index or the index constituent stocks
■	You believe that the final index value will not be greater than the initial index value
■	You seek an investment that has an unlimited return potential or you do not understand or cannot accept that your potential return on the Buffered PLUS is limited to the maximum gain
■	You cannot tolerate fluctuations in the market price of the Buffered PLUS prior to maturity that may be similar to or exceed the fluctuations in the value of the underlying index
■	You seek current income from your investment or prefer to receive the dividends paid on the index constituent stocks
■	You are unable or unwilling to hold the Buffered PLUS to maturity, a term of approximately 30 months, or seek an investment for which there will be an active secondary market
■	You do not understand or are not willing to accept the risks associated with the underlying index
■	You are not willing to assume the credit risk of TD for all payments under the Buffered PLUS, including any repayment of principal

November 2025	Page 4

$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
How the Buffered PLUS Work
Hypothetical Examples
The below examples are based on the following terms and are purely hypothetical (the actual terms of your Buffered PLUS are specified on the cover hereof):
Investors will not be entitled to receive any dividends paid with respect to the index constituent stocks or any periodic interest. You should carefully consider whether an investment that does not provide for any dividends or periodic interest is appropriate for you. All payments on the Buffered PLUS are subject to our credit risk.

Stated principal amount:	$1,000.00 per Buffered PLUS
Buffer amount:	10%
Leverage factor:	200%
Hypothetical initial index value:	100.00
Maximum payment at maturity:	$1,212.00 per Buffered PLUS
Maximum gain:	21.20%
Minimum payment at maturity:	$100.00 (10% of the stated principal amount)
EXAMPLE 1: The value of the underlying index increases over the term of the Buffered PLUS.
Final index value	103.00
Underlying return	(103.00 – 100.00) / 100.00 = 3.00%
Payment at maturity	= $1,000.00 + leveraged upside payment, subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × leverage factor × underlying return), subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × 200% × 3.00%), subject to the maximum payment at maturity
= $1,060.00
In Example 1, the final index value is greater than the initial index value and the underlying return is 3.00%. Accordingly, investors receive the stated principal amount at maturity plus a return equal to 200% times the underlying return, resulting in a payment at maturity of $1,060.00 per Buffered PLUS (a total return of 6.00%).
EXAMPLE 2: The value of the underlying index increases over the term of the Buffered PLUS such that the payment at maturity is equal to the maximum payment at maturity.
Final index value	150.00
Underlying return	(150.00 – 100.00) / 100.00 = 50.00%
Payment at maturity	= $1,000.00 + leveraged upside payment, subject to the maximum payment at maturity
= $1,000.00 + ($1,000.00 × leverage factor × underlying return), subject to the maximum payment at maturity
= maximum payment at maturity of $1,212.00 per Buffered PLUS
In Example 2, the final index value is greater than the initial index value and the underlying return is 50.00%. Under the terms of the Buffered PLUS, investors will realize the maximum payment at maturity if the underlying return is 10.60% or higher. Therefore, in this example, investors receive the maximum payment at maturity of $1,212.00 per stated principal amount even though the underlying index has appreciated by an amount significantly greater than the return represented by the maximum payment at maturity.

November 2025	Page 5

$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
EXAMPLE 3: The final index value is less than the initial index value, but not by more than the buffer amount.
Final index value	97.00
Underlying return	(97.00 – 100.00) / 100.00 = -3.00%
Payment at maturity	= $1,000.00
In Example 3, the final index value is less than the initial index value and the underlying return is -3.00%. Because the final index value is less than the initial index value but the percentage decline from the initial index value to the final index value is less than or equal to the buffer amount, investors receive the stated principal amount of $1,000.00 per Buffered PLUS at maturity (a total return of 0%).
EXAMPLE 4: The final index value is less than the initial index value by more than the buffer amount.
Final index value	70.00
Underlying return	(70.00 – 100.00) / 100.00 = -30.00%
Payment at maturity	= $1,000.00 + [$1,000.00 × (underlying return + buffer amount)]
= $1,000.00 + [$1,000.00 × (-30.00% + 10.00%)]
= $1,000.00 - $200.00
= $800.00
In Example 4, the final index value is less than the initial index value and the underlying return is -30.00%. Because the final index value is less than the initial index value by more than the buffer amount, investors receive a payment at maturity of $800.00 per Buffered PLUS (a return on investment of -20.00%).
If the final index value is less than the initial index value by more than the buffer amount, you will lose 1% for every 1% that the final index value falls below the initial index value in excess of the buffer amount and could lose up to 90% of your investment in the Buffered PLUS.

November 2025	Page 6

$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Buffered PLUS.
Risks Relating to Return Characteristics
■
You may lose up to 90% of your investment in the Buffered PLUS. The Buffered PLUS differ from ordinary debt securities in that TD will not necessarily repay the stated principal amount of the Buffered PLUS at maturity. If the final index value is less than the initial index value by more than the buffer amount, you will lose 1% of your principal for every 1% that the final index value falls below the initial index value in excess of the buffer amount. You may lose up to 90% of your investment in the Buffered PLUS.

■
The stated payout from the issuer applies only at maturity. You should be willing to hold your Buffered PLUS to maturity. The stated payout, including the benefit of the leverage factor, is available only if you hold your Buffered PLUS to maturity. If you are able to sell your Buffered PLUS prior to maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Buffered PLUS even if the then-current value of the underlying index is equal to or greater than the initial index value.

■
Your potential return on the Buffered PLUS is limited to the maximum gain. The return potential of the Buffered PLUS is limited to the maximum gain. Therefore, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain. Your return on the Buffered PLUS may be less than that of a hypothetical direct investment in the underlying index or the index constituent stocks.

■	You will not receive any interest payments. TD will not pay any interest with respect to the Buffered PLUS.
■
The amount payable on the Buffered PLUS is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be based on the index closing value on the valuation date, subject to postponement for non-trading days and certain market disruption events. If the value of the underlying index falls on the valuation date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the value of the underlying index at any time prior to such drop. Although the index closing value on the maturity date or at other times during the term of the Buffered PLUS may be higher than the index closing value on the valuation date, the payment at maturity will be based solely on the index closing value on the valuation date.

■
Owning the Buffered PLUS is not the same as owning the index constituent stocks. The return on your Buffered PLUS may not reflect the return you would realize if you actually owned the index constituent stocks. For instance, you will not benefit from any positive underlying return in excess of an amount that, when multiplied by the leverage factor, exceeds the maximum gain. Furthermore, you will not receive or be entitled to receive any dividend payments or other distributions paid on the index constituent stocks, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Buffered PLUS. In addition, as an owner of the Buffered PLUS, you will not have voting rights or any other rights that a holder of the index constituent stocks may have.

Risks Relating to Characteristics of the Underlying Index
■
An investment in the Buffered PLUS involves market risk associated with the underlying index. The return on the Buffered PLUS, which may be negative, is linked to the performance of the underlying index and indirectly linked to the value of the index constituent stocks. The value of the underlying index can rise or fall sharply due to factors specific to the underlying index or its index constituent stocks and their issuers (the “index constituent stock issuers”), such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and values, interest rates and economic, political and other conditions. You, as an investor in the Buffered PLUS, should make your own investigation into the underlying index and the index constituent stocks.

November 2025	Page 7

$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
■
There can be no assurance that the investment view implicit in the Buffered PLUS will be successful. It is impossible to predict whether and the extent to which the value of the underlying index will rise or fall and there can be no assurance that the underlying return will be positive. The final index value (and therefore the underlying return) will be influenced by complex and interrelated political, economic, financial and other factors that affect the index constituent stock issuers. You should be willing to accept the risks associated with the relevant markets tracked by the underlying index in general and each index constituent stock in particular, and the risk of losing some or almost all of your investment in the Buffered PLUS.

■
The underlying index reflects price return, not total return. The return on the Buffered PLUS is based on the performance of the underlying index, which reflects the changes in the market prices of the index constituent stocks. It is not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the index constituent stocks. The return on the Buffered PLUS will not include such a total return feature or dividend component.

■
Changes affecting the underlying index could have an adverse effect on the market value of, and any amount payable on, the Buffered PLUS. The policies of the index sponsor as specified under “Information About the Underlying Index” (the “index sponsor”), concerning additions, deletions and substitutions of the index constituent stocks and the manner in which the index sponsor takes account of certain changes affecting those index constituent stocks may adversely affect the value of the underlying index. The policies of the index sponsor with respect to the calculation of the underlying index could also adversely affect the value of the underlying index. The index sponsor may discontinue or suspend calculation or dissemination of the underlying index. Any such actions could have an adverse effect on the market value of, and any amount payable on, the Buffered PLUS.

■
There is no affiliation between the index sponsor and TD, and TD is not responsible for any disclosure by such index sponsor. We or our affiliates may currently, or from time to time engage in business with the index sponsor. However, we and our affiliates are not affiliated with the index sponsor and have no ability to control or predict its actions. You, as an investor in the Buffered PLUS, should conduct your own independent investigation of the index sponsor and the underlying index. The index sponsor is not involved in the Buffered PLUS offered hereby in any way and has no obligation of any sort with respect to your Buffered PLUS. The index sponsor has no obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of, and any amounts payable on, your Buffered PLUS.

Risks Relating to Estimated Value and Liquidity
■
The estimated value of your Buffered PLUS is less than the public offering price of your Buffered PLUS. The estimated value of your Buffered PLUS is less than the public offering price of your Buffered PLUS. The difference between the public offering price of your Buffered PLUS and the estimated value of the Buffered PLUS reflects costs and expected profits associated with selling and structuring the Buffered PLUS, as well as hedging our obligations under the Buffered PLUS. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

■
The estimated value of your Buffered PLUS is based on our internal funding rate. The estimated value of your Buffered PLUS is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Buffered PLUS generally represents a discount from the credit spreads for our conventional, fixed-rate debt Buffered PLUS and the borrowing rate we would pay for our conventional, fixed-rate debt Buffered PLUS. This discount is based on, among other things, our view of the funding value of the Buffered PLUS as well as the higher issuance, operational and ongoing liability management costs of the Buffered PLUS in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt Buffered PLUS, or the borrowing rate we would pay for our conventional, fixed-rate debt Buffered PLUS were to be used, we would expect the economic terms of the Buffered PLUS to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Buffered PLUS is expected to increase the estimated value of the Buffered PLUS at any time.

November 2025	Page 8

$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
■
The estimated value of the Buffered PLUS is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions. The estimated value of your Buffered PLUS is based on our internal pricing models when the terms of the Buffered PLUS are set, which take into account a number of variables, such as our internal funding rate on the pricing date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Buffered PLUS may not be consistent with those of other financial institutions that may be purchasers or sellers of Buffered PLUS in the secondary market. As a result, the secondary market price of your Buffered PLUS may be materially less than the estimated value of the Buffered PLUS determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

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The estimated value of your Buffered PLUS is not a prediction of the prices at which you may sell your Buffered PLUS in the secondary market, if any, and such secondary market prices, if any, will likely be less than the public offering price of your Buffered PLUS and may be less than the estimated value of your Buffered PLUS. The estimated value of the Buffered PLUS is not a prediction of the prices at which the agent, other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Buffered PLUS in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Buffered PLUS. Further, as secondary market prices of your Buffered PLUS take into account the levels at which our debt Buffered PLUS trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Buffered PLUS, as well as hedging our obligations under the Buffered PLUS, secondary market prices of your Buffered PLUS will likely be less than the public offering price of your Buffered PLUS. As a result, the price at which the agent, other affiliates of ours or third parties may be willing to purchase the Buffered PLUS from you in secondary market transactions, if any, will likely be less than the price you paid for your Buffered PLUS, and any sale prior to the maturity date could result in a substantial loss to you.

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The temporary price at which the agent may initially buy the Buffered PLUS in the secondary market may not be indicative of future prices of your Buffered PLUS. Assuming that all relevant factors remain constant after the pricing date, the price at which the agent may initially buy or sell the Buffered PLUS in the secondary market (if the agent makes a market in the Buffered PLUS, which it is not obligated to do) may exceed the estimated value of the Buffered PLUS on the pricing date, as well as the secondary market value of the Buffered PLUS, for a temporary period after the original issue date of the Buffered PLUS, as discussed further under “Additional Information About the Buffered PLUS — Additional information regarding the estimated value of the Buffered PLUS”. The price at which the agent may initially buy or sell the Buffered PLUS in the secondary market may not be indicative of future prices of your Buffered PLUS.

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The underwriting discount, offering expenses and certain hedging costs are likely to adversely affect secondary market prices. Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Buffered PLUS will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Buffered PLUS. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

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There may not be an active trading market for the Buffered PLUS — sales in the secondary market may result in significant losses. There may be little or no secondary market for the Buffered PLUS. The Buffered PLUS will not be listed or displayed on any Buffered PLUS exchange or electronic communications network. The agent or another one of our affiliates may make a market for the Buffered PLUS; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Buffered PLUS develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Buffered PLUS in any secondary market could be substantial. If you sell your Buffered PLUS before the maturity date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the underlying index, and as a result, you may suffer substantial losses.

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$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
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If the value of the underlying index changes, the market value of your Buffered PLUS may not change in the same manner. Your Buffered PLUS may trade quite differently from the performance of the underlying index. Changes in the value of the underlying index may not result in a comparable change in the market value of your Buffered PLUS. Even if the closing value of the underlying index increases to greater than the initial index value during the term of the Buffered PLUS, the market value of your Buffered PLUS may not increase by the same amount and could decline.

Risks Relating to General Credit Characteristics
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Investors are subject to TD’s credit risk, and TD’s credit ratings and credit spreads may adversely affect the market value of the Buffered PLUS. Although the return on the Buffered PLUS will be based on the performance of the underlying index, the payment of any amount due on the Buffered PLUS is subject to TD’s credit risk. The Buffered PLUS are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Buffered PLUS and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Buffered PLUS. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Buffered PLUS.

Risks Relating to Hedging Activities and Conflicts of Interest
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There are potential conflicts of interest between you and the calculation agent. The calculation agent will, among other things, determine the amount payable on the Buffered PLUS. We will serve as the calculation agent and may appoint a different calculation agent after the original issue date without notice to you. The calculation agent will exercise its judgment when performing its functions and may have a conflict of interest if it needs to make certain decisions. For example, the calculation agent may have to determine whether a market disruption event affecting the underlying index has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the calculation agent may affect the return on the Buffered PLUS, the calculation agent may have a conflict of interest if it needs to make a determination of this kind. For additional information on the calculation agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.

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The valuation date, and therefore the maturity date, are subject to market disruption events and postponements. The valuation date, and therefore the maturity date, are subject to postponement as described in the product supplement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product supplement.

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Trading and business activities by TD or its affiliates may adversely affect the market value of, and return on, the Buffered PLUS. We, the agent and/or our other affiliates may hedge our obligations under the Buffered PLUS by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the value of the underlying index or one or more index constituent stocks, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Buffered PLUS declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the underlying index or one or more index constituent stocks.

These trading activities may present a conflict between the holders’ interest in the Buffered PLUS and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Buffered PLUS.
We, the agent and/or our other affiliates may, at present or in the future, engage in business with one or more underlying index Constituent Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the agent’s and/or our other affiliates’ obligations, and your interests as a holder of the Buffered PLUS. Moreover, we, the agent and/or our other affiliates may have published, and in the future expect to publish, research reports with respect to the underlying index or one or more index constituent stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Buffered PLUS. Any of these activities by us and/or our other affiliates may affect the value of the underlying index and, therefore, the market value of, and return on, the Buffered PLUS.

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$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Risks Relating to Canadian and U.S. Federal Income Taxation
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Significant aspects of the tax treatment of the Buffered PLUS are uncertain. Significant aspects of the U.S. tax treatment of the Buffered PLUS are uncertain. You should read carefully the section entitled “Material U.S. federal income tax consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Buffered PLUS.

For a discussion of the Canadian federal income tax consequences of investing in the Buffered PLUS, please see the discussion in the prospectus under “Tax Consequences – Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Additional Information About the Buffered PLUS”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Buffered PLUS in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Buffered PLUS and receiving the payment that might be due under the Buffered PLUS.

November 2025	Page 11

$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Information About the Underlying Index
All disclosures contained in this document regarding the underlying index are derived from publicly available information. TD has not conducted any independent review or due diligence of any publicly available information with respect to the underlying index. You should make your own investigation into the underlying index.
S&P 500® Index
We have derived all information regarding the S&P 500® Index (“SPX”) contained in this document, including, without limitation, its make up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by S&P Dow Jones Indices LLC (its “Index Sponsor” or “S&P Dow Jones”).
SPX is published by S&P Dow Jones, but S&P Dow Jones has no obligation to continue to publish SPX, and may discontinue publication of SPX at any time. SPX is determined, comprised and calculated by S&P Dow Jones without regard to this instrument.
As discussed more fully in the underlier supplement under the heading “Indices — S&P 500® Index”, SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the value of SPX is based on the relative value of the aggregate market value of the common stock of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Select information regarding top constituents and industry and/or sector weightings may be made available by the Index Sponsor on its website.
Information as of market close on November 28, 2025:
Bloomberg Ticker Symbol:	SPX <Index>	52 Week High (on October 28, 2025):	6,890.89
Current Index Value:	6,849.09	52 Week Low (on April 8, 2025):	4,982.77
52 Weeks Ago (on November 27, 2024):	5,998.74

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$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Historical Information
The table below sets forth the published high and low index closing values, as well as the end-of-quarter index closing values, of the underlying index for the specified period. The index closing value of the underlying index on November 28, 2025 was 6,849.09. The graph below sets forth the index closing values of the underlying index for each day from January 1, 2020 through November 28, 2025. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. TD has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying index should not be taken as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index at any time, including the valuation date.
S&P 500® Index	High	Low	Period End
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter	4,080.11	3,577.03	3,839.50
2023
First Quarter	4,179.76	3,808.10	4,109.31
Second Quarter	4,450.38	4,055.99	4,450.38
Third Quarter	4,588.96	4,273.53	4,288.05
Fourth Quarter	4,783.35	4,117.37	4,769.83
2024
First Quarter	5,254.35	4,688.68	5,254.35
Second Quarter	5,487.03	4,967.23	5,460.48
Third Quarter	5,762.48	5,186.33	5,762.48
Fourth Quarter	6,090.27	5,695.94	5,881.63
2025
First Quarter	6,144.15	5,521.52	5,611.85
Second Quarter	6,204.95	4,982.77	6,204.95
Third Quarter	6,693.75	6,198.01	6,688.46
Fourth Quarter (through November 28, 2025)	6,890.89	6,538.76	6,849.09

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$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
S&P 500® Index – Daily Index Closing Values January 1, 2020 to November 28, 2025
This document relates only to the Buffered PLUS offered hereby and does not relate to the underlying index or other Buffered PLUS linked to the underlying index. We have derived all disclosures contained in this document regarding the underlying index from the publicly available documents described in the preceding paragraphs. In connection with the offering of the Buffered PLUS, none of us or any of our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying index.
Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying index.

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$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Additional Information About the Buffered PLUS
Please read this information in conjunction with the summary terms on the front cover of this document.
Additional Provisions:
Trustee:	The Bank of New York
Calculation agent:	TD
Trading day:	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Trading Day”.
Business day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Canadian bail-in:	The Buffered PLUS are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in law event:	Not applicable, notwithstanding anything to the contrary in the product supplement
Terms incorporated:
All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this document, and for purposes of the foregoing, the terms used herein mean the corresponding terms as defined in the accompanying product supplement, as specified below:

	Term used herein	Corresponding term in the accompanying product supplement
	underlying index	reference asset
	index constituent stocks	reference asset constituents
	stated principal amount	principal amount
	original issue date	issue date
	valuation date	final valuation date
	index closing value	closing level
	initial index value	initial level
	final index value	final level
	buffer amount	buffer percentage
	underlying return	percentage change
Additional information regarding the estimated value of the Buffered PLUS:
The final terms for the Buffered PLUS were determined on the pricing date, based on prevailing market conditions, and are specified elsewhere in this pricing supplement.
The economic terms of the Buffered PLUS are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Buffered PLUS, estimated costs which we may incur in connection with the Buffered PLUS and the estimated cost which we may incur in hedging our obligations under the Buffered PLUS. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt Buffered PLUS trade in the secondary market, the use of an internal funding rate for the Buffered PLUS rather than the levels at which our benchmark debt Buffered PLUS trade in the secondary market is expected to have had an adverse effect on the economic terms of the Buffered PLUS.
On the cover page of this pricing supplement, we have provided the estimated value for the Buffered PLUS. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Buffered PLUS and our internal funding rate. For more information about the estimated value, see “Risk Factors — Risks Relating to Estimated Value and Liquidity” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt Buffered PLUS trade in the secondary market, the use of an internal funding rate for the Buffered PLUS rather than the levels at which our benchmark debt Buffered PLUS trade in the secondary market is expected, assuming all other economic terms are held constant,

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$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

to increase the estimated value of the Buffered PLUS. For more information see the discussion under “Risk Factors — Risks Relating to Estimated Value and Liquidity — The estimated value of your Buffered PLUS is based on our internal funding rate”.
Our estimated value of the Buffered PLUS is not a prediction of the price at which the Buffered PLUS may trade in the secondary market, nor will it be the price at which the agent may buy or sell the Buffered PLUS in the secondary market. Subject to normal market and funding conditions, the agent or another affiliate of ours intends to offer to purchase the Buffered PLUS in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the pricing date, the price at which the agent may initially buy or sell the Buffered PLUS in the secondary market, if any, may exceed our estimated value on the pricing date for a temporary period expected to be approximately 6 weeks after the original issue date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Buffered PLUS and other costs in connection with the Buffered PLUS which we will no longer expect to incur over the term of the Buffered PLUS. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Buffered PLUS and any agreement we may have with the distributors of the Buffered PLUS. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the original issue date of the Buffered PLUS based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Risk Factors” in this pricing supplement for additional information.

Material Canadian income tax consequences:
Please see the discussion in the prospectus under “Tax Consequences – Canadian Taxation” and in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Buffered PLUS. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in section 18.4 of the Canadian Tax Act (as defined in the prospectus).

Material U.S. federal income tax consequences:
The U.S. federal income tax consequences of your investment in the Buffered PLUS are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Buffered PLUS. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Buffered PLUS, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Buffered PLUS, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Buffered PLUS as prepaid derivative contracts with respect to the underlying index. If your Buffered PLUS are so treated, you should generally recognize long-term capital gain or loss if you hold your Buffered PLUS for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Buffered PLUS, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Buffered PLUS. The deductibility of capital losses is subject to limitations.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Buffered PLUS in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Buffered PLUS, it is possible that your Buffered PLUS could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Buffered PLUS could differ materially

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$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement.
Except to the extent otherwise required by law, TD intends to treat your Buffered PLUS for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Buffered PLUS. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument such as the Buffered PLUS should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Buffered PLUS will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Buffered PLUS, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Buffered PLUS.
Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if the Buffered PLUS are offered to non-U.S. holders, you should generally not be subject to U.S. withholding tax with respect to payments on your Buffered PLUS or to generally applicable information reporting and backup withholding requirements with respect to payments on your Buffered PLUS if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Buffered PLUS generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
Section 897. We will not attempt to ascertain whether any index constituent stock issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Buffered PLUS should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and/or the Buffered PLUS were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Buffered PLUS upon a taxable disposition of the Buffered PLUS to the U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any index constituent stock issuer as a USRPHC and/or the Buffered PLUS as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable

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$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on the nature of the underlying index and our determination that the Buffered PLUS are not “delta-one” with respect to the underlying index or any index constituent stocks, our special U.S. tax counsel is of the opinion that the Buffered PLUS should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Buffered PLUS are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Buffered PLUS could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying index, any index constituent stocks or your Buffered PLUS, and following such occurrence your Buffered PLUS could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Buffered PLUS under these rules. If you enter, or have entered, into other transactions in respect of the underlying index, any index constituent stocks or the Buffered PLUS should consult your tax advisor regarding the application of Section 871(m) of the Code to your Buffered PLUS in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Buffered PLUS, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Buffered PLUS.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Buffered PLUS through a foreign entity) under the FATCA rules.

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$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Buffered PLUS will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. The Buffered PLUS may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Buffered PLUS at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Buffered PLUS at death.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Buffered PLUS purchased after the bill was enacted to accrue interest income over the term of the Buffered PLUS despite the fact that there will be no interest payments over the term of the Buffered PLUS.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Buffered PLUS to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Buffered PLUS. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Buffered PLUS.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Buffered PLUS arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):
We have appointed TDS, an affiliate of TD, as the agent for the sale of the Buffered PLUS. Pursuant to the terms of a distribution agreement, TDS has agreed to purchase the Buffered PLUS from TD at the price to public less a fee of $30.00 per Buffered PLUS. TDS has agreed to resell all of the Buffered PLUS to Morgan Stanley Wealth Management with an underwriting discount of $30.00 reflecting a fixed sales commission of $25.00 and fixed structuring fee of $5.00 per $1,000.00 stated principal amount of Buffered PLUS that Morgan Stanley Wealth Management sells. TD or an affiliate will also pay a fee to LFT Securities, LLC, an entity in which TD and an affiliate of Morgan Stanley Wealth Management have an ownership interest, for providing certain electronic platform services with respect to this offering.

Conflicts of Interest — TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. If any other affiliate of TD participates in this offering, that affiliate will also have a “conflict of interest” within the meaning of FINRA Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Buffered PLUS, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Buffered PLUS will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliate of ours is permitted to sell the Buffered PLUS in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Buffered PLUS. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Buffered PLUS after their initial sale. If a purchaser buys the Buffered PLUS from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.

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$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities
Prohibition of sales in Canada and to Canadian residents:	The Buffered PLUS may not be offered, sold or otherwise made available directly or indirectly in Canada or to any resident of Canada.
Prohibition on sales to EEA retail investors:
The Buffered PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”), for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Prohibition on sales to United Kingdom retail investors:
The Buffered PLUS are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom ( “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Buffered PLUS or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Buffered PLUS or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the Buffered PLUS:
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the Buffered PLUS offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Buffered PLUS will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Buffered PLUS, authentication of the Buffered PLUS and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on December 20, 2024.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Buffered PLUS has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Buffered PLUS, the Buffered PLUS will have been validly executed and issued and, to the extent validity of the Buffered PLUS is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the

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$12,258,000 Buffered PLUS Based on the Value of the S&P 500® Index due June 5, 2028 Buffered Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated December 20,2024, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on December 20, 2024.

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